Exhibit 99.2

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. AND AVISTA CAPITAL PARTNERS ANNOUNCE

FORMATION OF JOINT VENTURE IN UTICA SHALE

HOUSTON, September 30, 2011 - Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) and Avista Capital Partners announced today that they have entered into a joint venture to acquire and develop acreage in the liquids rich region of the Utica Shale. The JV has closed on its first acquisition of 15,000 net acres in eastern Ohio and northwestern Pennsylvania at an average cost of less than $1,500 per acre. Under the terms of the agreement, Carrizo will own an initial 10% interest in the joint venture properties with Avista owning the remaining 90%. Avista has the right to contribute aggregate funds of up to $130 million to the joint venture, with the ability to raise this amount by an incremental $70 million.

Carrizo holds two purchase options to increase its participating interest to 50% in the properties acquired by the joint venture over the next 18 months. Carrizo’s purchase options may be exercised at specified increments above acreage cost and associated improvements at any time during the option period. In the event these purchase options are not exercised, Carrizo will be entitled to share in any cash distributions by Avista to its partners, provided specified return on investment thresholds on Avista’s investment are achieved.

Carrizo will initially serve as operator of the joint venture properties and will provide certain management services to Avista related to the joint venture.

Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented, “We are excited about this joint venture with Avista which should allow both companies to quickly grow a meaningful position in one of the highest potential liquids-rich shale plays in the U.S.”

“Avista is pleased to continue its partnership with the Carrizo team and build upon the great success we have achieved together in the Marcellus Shale,” said Avista Partner Robert L. Cabes, Jr. “We are excited about our prospects in the Utica Shale and look forward to the successful growth of this venture.”

About Carrizo Oil & Gas, Inc.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm managing approximately $4 billion of committed capital with offices in New York, Houston and London. Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, media, industrial and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Forward-Looking Statements

Statements in this news release that are not historical facts, including those related to funding of development plans, acquisition of additional oil and gas properties, growth and activities of the joint venture, are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions by joint venture partners, industry participants and other third parties, results of land and leasing activities, dependence on exploratory drilling activities, market and other conditions, capital needs and uses, commodity price changes and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and Carrizo undertakes no obligation to correct or update forward-looking information.